UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): September 18, 2015

SITEL WORLDWIDE CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

333-172952	16-1556476
(Commission File Number)	(IRS Employer Identification No.)

3102 West End Avenue
Two American Center, Suite 900
Nashville, Tennessee	37203
(Address of Principal Executive Offices)	(Zip Code)
(615) 301-7100
(Registrant’s Telephone Number Including Area Code)

Not Applicable
(Former Name and Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d.2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e.4(c))

INTRODUCTORY NOTE
On September 18, 2015, SITEL Worldwide Corporation (“Sitel”) announced that Groupe Acticall S.A. (“Acticall”) had completed its acquisition of Sitel. Upon the terms set forth in the previously announced Agreement and Plan of Merger, dated as of July 10, 2015 (the “Merger Agreement”), by and among Sitel, Acticall, Saturn Merger Sub Corporation, a wholly owned subsidiary of Acticall (“Merger Sub”), and Onex American Holdings Subco LLC (“Onex”), Merger Sub was merged with and into Sitel (the “Merger”), whereupon the separate existence of Merger Sub ceased and Sitel continued as the surviving corporation and an indirect wholly owned subsidiary of Acticall.

Item 1.02.	Termination of a Material Definitive Agreement.
On September 18, 2015, in connection with the completion of the Merger, SITEL, LLC (“Sitel LLC”) repaid all outstanding loans, together with accrued interest, and terminated all commitments under the Credit Agreement, dated as of January 30, 2007 (and as amended, supplemented or otherwise modified to date), among Sitel, Sitel LLC, the other credit parties party thereto, the lenders party thereto and Goldman Sachs Credit Partners L.P., as joint lead arranger, joint bookrunner, collateral agent and administrative agent, and General Electric Capital Corporation, as syndication agent (the “Existing Credit Facility”). Upon such repayment and termination, all liens on the assets of Sitel and its subsidiaries guaranteeing the Existing Credit Facility, together with all such guarantees, were released and terminated.
In addition, on September 18, 2015, in connection with the completion of the Merger, Sitel LLC and SITEL Finance Corp. completed the redemption of the outstanding $200 million in aggregate principal amount of 11% Senior Secured Notes due 2017 and the outstanding $300 million in aggregate principal amount of 11.5% Senior Notes due 2018 (collectively, the “Existing Notes”). In connection with the redemption, the indentures governing the notes terminated in accordance with their terms.

Item 2.01	Completion of Acquisition or Disposition of Assets.
On September 18, 2015, upon the terms set forth in the Merger Agreement, Acticall completed its acquisition of Sitel through the merger of Merger Sub with and into Sitel, with Sitel continuing as the surviving corporation and an indirect wholly owned subsidiary of Acticall. Upon completion of the Merger (the “Effective Time”) and as a result of the Merger, Sitel was acquired for an aggregate purchase price based on a total enterprise value of approximately $830 million, subject to adjustment as set forth in the Merger Agreement. Approximately $805 million of the purchase price paid was used by Sitel to pay off outstanding indebtedness and expenses of Sitel and its subsidiaries in connection with the closing of the Merger. At the Effective Time, (i) each outstanding share of Sitel’s 12% Cumulative Participating Preferred Stock, Series B (the “Series B Preferred”), 16% Cumulative Participating Preferred Stock, Series C (the “Series C Preferred”) and 16% Cumulative Participating Preferred Stock, Series D (the “Series D Preferred”) received the greater of (x) its respective liquidation value plus accumulated and unpaid dividends and (y) the consideration such share would be entitled to receive if converted into common stock immediately prior to the Merger, and (ii) each outstanding share of Sitel common stock (other than shares owned by Sitel as treasury stock or by a subsidiary of Sitel) was converted into the right to receive its pro rata portion of the merger consideration, in each case, in cash, without interest, and subject to adjustment as set forth in the Merger Agreement. The merger consideration was paid to the shareholders in order of priority, beginning with the Series D Preferred, then the Series C Preferred, then the Series B Preferred and then Sitel’s common stock. After repaying its outstanding indebtedness and expenses with the merger consideration, the remaining proceeds were sufficient only to make payments to the Series D Preferred of a portion of the applicable liquidation value plus accumulated and unpaid dividends, in an aggregate amount equal to approximately $35.7 million. The Series C Preferred, Series B Preferred and common stock were all canceled in the Merger for no consideration. Immediately prior to the Effective Time, all Sitel restricted stock units and restricted shares automatically became fully vested and free of any forfeiture restrictions and were treated as outstanding common stock at the Effective Time.
The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 2.1 hereto and incorporated herein by reference. The Merger Agreement has been included to provide investors and security holders with information regarding its terms and is not intended to modify or supplement any factual information about Sitel, Acticall or their respective subsidiaries or affiliates, or any disclosures about Sitel in its public reports filed with the Securities and Exchange Commission (the “SEC”). In particular, the Merger Agreement is not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to Sitel. The representations, warranties and covenants contained in the Merger Agreement were made by the parties thereto solely for the purposes of the Merger Agreement and as of specific dates; were solely for the benefit of the parties to the Merger Agreement; are not intended as statements of fact to be relied upon by Sitel’s shareholders or other security holders, but rather as a way of allocating the risk between the parties in the event the statements therein prove to be inaccurate; have been modified or qualified by certain confidential disclosures that were made between the parties in connection with the negotiation of the Merger Agreement, which disclosures are not reflected in the Merger Agreement itself; may no longer be true as of a given date; and may apply standards of materiality in a way that is different from what may be viewed as material by shareholders or other security holders. Shareholders of Sitel are not third-party beneficiaries under the Merger Agreement (except for the right of security holders of Sitel to receive a portion of the merger consideration from and after the consummation of the Merger) and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or of the condition of the Sitel or Acticall or any of their respective subsidiaries or affiliates. Additionally, the representations, warranties, covenants, conditions and other terms of the Merger Agreement may be subject to subsequent waiver or modification. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Sitel’s public disclosures.

Item 3.03.	Material Modification to Rights of Security Holders.

The information set forth under Item 1.02 of this Current Report on Form 8-K (to the extent pertaining to the redemption of the Existing Notes) is incorporated into this Item 3.03 by reference.

Item 5.01.	Changes in Control of Registrant.
On September 18, 2015, upon the terms set forth in the Merger Agreement, Merger Sub merged with and into Sitel, with Sitel continuing as the surviving corporation and an indirect wholly owned subsidiary of Acticall. At the Effective Time and as a result of the Merger, Sitel was acquired for an aggregate purchase price based on a total enterprise value of approximately $830 million, subject to adjustment as set forth in the Merger Agreement. Acticall funded the transaction through cash on hand, through an equity investment provided by Pidoll S.A. and its affiliates and through the initial borrowings under its senior secured first lien credit facilities and senior secured second lien credit facility. The information set forth under Item 2.01 of this Current Report on Form 8-K is incorporated into this Item 5.01 by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
In connection with the Merger, each of Tate Abols, David Garner, Robert Mahoney, Seth Mersky, Keith Powell and Peter Shea voluntarily resigned from the board of directors of Sitel, effective as of the Effective Time. As of immediately following the Effective Time, the board of directors of Sitel is comprised of the following individuals: Olivier Camino, Marc Dayries, Elisabeth Destailleur, Arnaud de Lacoste, Dagoberto Quintana, David Slaviero, Patrick Tolbert and Laurent Uberti.
In connection with the Merger, Sitel paid transaction bonuses to Dagoberto Quintana, Patrick Tolbert and Elsa Zambrano in the amounts of $350,000, $375,000, and $75,000 respectively.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

2.1
Agreement and Plan of Merger, dated as of July 10, 2015, by and among Groupe Acticall S.A., Saturn Merger Sub Corporation, Onex American Holdings Subco LLC, in its capacity as the representative of the stockholders of SITEL Worldwide Corporation and in all other capacities thereunder, and SITEL Worldwide Corporation (incorporated by reference to Exhibit 2.1 of Sitel’s Current Report on Form 8-K filed on July 10, 2015).*

*	Certain exhibits and schedules have been omitted and Sitel agrees to furnish supplementary to the SEC a copy of any omitted exhibits upon request.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SITEL WORLDWIDE CORPORATION

By:	/s/ David Beckman
Name:	David Beckman
Title:	Chief Legal Officer and Secretary
Date: September 18, 2015

EXHIBIT INDEX

Exhibit Number	Description

2.1
Agreement and Plan of Merger, dated as of July 10, 2015, by and among Groupe Acticall S.A., Saturn Merger Sub Corporation, Onex American Holdings Subco LLC, in its capacity as the representative of the stockholders of SITEL Worldwide Corporation and in all other capacities thereunder, and SITEL Worldwide Corporation (incorporated by reference to Exhibit 2.1 of Sitel’s Current Report on Form 8-K filed on July 10, 2015).*

*	Certain exhibits and schedules have been omitted and Sitel agrees to furnish supplementally to the Commission a copy of any omitted exhibits upon request.